MONTEAGLE FUNDS

AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 1st day of March, 2019 to the Distribution Agreement, dated as of December 1, 2016 (the “Agreement”), beginning on or about May 1, 2019, is entered into by and between MONTEAGLE FUNDS, a Delaware statutory trust (the “Trust” and/or Investment Company “IC,” or “Fund”), and ARBOR COURT CAPITAL LLC (“ACC”), a limited liability corporation organized and existing under the laws of the State of Ohio.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add two Funds; and

WHEREAS, Article 15 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto.

Schedule B of the Agreement is hereby superseded and replaced with Amended Schedule B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MONTEAGLE FUNDS

By: /s/ Paul B. Ordonio

Paul B. Ordonio, President

Dated:

March 1, 2019

ARBOR COURT CAPITAL, LLC

By: /s/ Gregory B. Getts

Gregory B. Getts, President

Dated: March 1, 2019

AMENDED SCHEDULE A

to the

DISTRIBUTION AGREEMENT

between

The Monteagle Funds and Arbor Court Capital

Pursuant to Section 1 of the Distribution Agreement among MONTEAGLE FUNDS (the “Trust/IC”) and Arbor Court Capital (“ACC”), the Trust/IC hereby appoints ACC as its agent to be the principal underwriter of the Trust/IC with respect to its following series:

Monteagle Fixed Income Fund Class I Shares: MFHRX

Monteagle Informed Investor Growth Fund Class I Shares: MIIFX

The Texas Fund Class I Shares: BIGTX

Monteagle Quality Growth Funds Class I Shares: MFGIX

Monteagle Select Value Funds Class I Shares MVEIX

Monteagle Value Funds Class I Shares: MVRGX

Monteagle Opportunity Equity Fund Investor Class Shares: HEQFX

Monteagle Opportunity Equity Fund Institutional Class Shares: HEQCX

Smart Diversification Fund Class I Shares: SMDFX

MONTEAGLE FUNDS

By: /s/ Paul B. Ordonio

Paul B. Ordonio, President

Dated:

March 1, 2019

ARBOR COURT CAPITAL, LLC

By: /s/ Gregory B. Getts

Gregory B. Getts, President

Dated: March 1, 2019

AMENDED SCHEDULE B

to the

DISTRIBUTION AGREEMENT

between

The Monteagle Funds and Arbor Court Capital

The service fee schedule for Distribution Services provided by Arbor Court Capital (“ACC”) for the Monteagle Funds are:

•

$9,600 per annum for the trust – up to 8 portfolios with multiple classes.

•

Advertising reviews are conducting by ACC Principal at a rate of $150/hour (Typically new marketing pieces require 1 to 3 hours to review depending on the number of changes required). Existing marketing pieces previously approve by FINRA using another distributor require an initial review but typically are acceptable by ACC along with the documentation of that previous approval. All FINRA advertising fees will pass through as well.

•

$600 annually for website archiving unless it is already being handled – which access shall be provided to ACC for compliance related purposes.

•

$2,000 annually per FINRA registered reps employed by the Trust/IC wherein ACC is asked to carry the FINRA license.

•

ACC reserves the right to pass-along FINRA assessments, State Registration Fees, or invoiced to ACC as a result of platform, dealer, or registered representative relationships required by Trust/IC.

MONTEAGLE FUNDS

By: /s/ Paul B. Ordonio

Paul B. Ordonio, President

Dated:

March 1, 2019

ARBOR COURT CAPITAL, LLC

By: /s/ Gregory B. Getts

Gregory B. Getts, President

Dated: March 1, 2019